UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 22, 2016
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)    On September 22, 2016, the Board of Directors of JetBlue Airways Corporation (the “Company”) appointed James Leddy to the position of interim Chief Financial Officer, such appointment to be effective on November 1, 2016. Mr. Leddy, age 53, has served as the Company’s Senior Vice President Treasurer since November 2012. He was previously SVP of treasury and cash management at NBC Universal from 2008-2012. There are no arrangements or understandings between Mr. Leddy and any other person pursuant to which he was selected as an officer. Mr. Leddy does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Leddy has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On September 21, 2016, the Compensation Committee of the Board of Directors approved changes to Mr. Leddy’s compensation in connection with, and contingent on, his appointment as interim Chief Financial Officer. In connection with his appointment, Mr. Leddy will receive an additional monthly payment of $5,000 (less all applicable taxes and withholdings), to be paid commencing November 1, 2016 until the first month following the start date of an Executive Vice President Chief Financial Officer; a discretionary Restricted Stock Unit (RSU) award of $30,000 to vest over three years, to be issued in accordance with the terms of the 2011 Incentive Compensation Plan, as amended and restated, and to be awarded on the next scheduled grant date following Mr. Leddy’s interim appointment; and a discretionary RSU award of $70,000 to be awarded in February 2017 (in addition to the annual RSU award he may be awarded as a result of the annual performance management process), to vest over three years and to be issued in accordance with the terms of the 2011 Incentive Compensation Plan, as amended and restated.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)

Date: September 27, 2016	By:	Alexander Chatkewitz
Vice President, Controller and Chief Accounting Officer (principal accounting officer)